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                       BARNETT INC. ANNOUNCES MERGER WITH
                             WILMAR INDUSTRIES INC.



Two Leading Marketers of Plumbing, Hardware and Maintenance Products to Combine.

Barnett Also Provides Earnings Guidance for its Fourth Quarter Results.

Jacksonville, Florida. July 10, 2000. Barnett Inc. (NASD-BNTT), a national direct marketer and distributor of an extensive line of plumbing, electrical, hardware, and maintenance products announced today the signing of a definitive merger agreement with Wilmar Industries, Inc, a specialty plumbing and maintenance distributor based in Moorestown, New Jersey. Under the terms of the agreement, Wilmar will pay Barnett stockholders $13.15 in cash for each Barnett share.

The Company's Board of Directors has approved the merger following the unanimous recommendation by a Special Committee of outside directors. Deutsche Banc Alex. Brown was retained by the Special Committee and issued a fairness opinion with respect to the transaction. Waxman Industries, Inc., the owner of approximately 44% of the outstanding stock of Barnett, has agreed with Wilmar to vote its shares in favor of the transaction.

Parthenon Capital advised Wilmar in arranging equity and debt financing for the transaction. Parthenon Capital, Chase Capital Partners, General Motors Investment Management Corporation, and Sterling Investment Partners LP, all of whom are existing stockholders of Wilmar, have committed to the equity financing for the transaction. Wilmar has obtained a commitment letter for the debt financing for the transaction from FleetBoston Robertson Stephens Inc. Completion of this transaction is subject to customary conditions, including shareholder approval, receipt of regulatory approvals and receipt of debt financing pursuant to commitment letters. The Company currently anticipates closing the transaction by the end of the third quarter of 2000.

In making the announcement, William Pray, President and CEO of Barnett said "The Barnett board has considered several strategic alternatives for Barnett during the last year. We are very pleased to announce this partnership with Wilmar. As a long-standing industry peer, Wilmar is well known among Barnett's employees, suppliers and




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customers. The Barnett board, its management team and I all feel that this combination represents the best long term option for Barnett employees, customers and shareholders."

William Green, Wilmar Chairman and CEO commented "Bill Pray and his team have done an excellent job expanding Barnett nationally over the last ten years. Barnett has several highly respected brands, most of which target completely new markets for Wilmar. We are very excited to have Bill and his colleagues join us at Wilmar and Sexauer."

Michael Grebe, Wilmar President and COO said, "Although this transaction is technically an acquisition, it will be a merger in most other respects. Wilmar and Barnett are approximately the same size and sell the same types of products, but to different customers. Barnett has highly developed direct marketing and telesales capabilities and a very talented group of managers in Jacksonville, Florida. Barnett will remain headquartered in Jacksonville, and our companies will work closely together to leverage our strong national distribution networks."

The combined company will have over $600 Million in annual revenues, and 2100 employees serving over 160,000 customers from distribution centers throughout the United States, Canada and Puerto Rico.

Barnett also announced that Earnings per Share, on a diluted basis, for the quarter ended June 30, 2000 will be in the range of $0.19 to $0.21 per share before the write off of start-up expenses related to the opening of its National Distribution Center which opened on July 5, 2000.

Commenting on the earnings guidance, William Pray, President and Chief Executive Officer said: "Our revenue growth for the entire fiscal year is expected to be strong, however, our fiscal fourth quarter revenues were less than expected due to the broadly reported general weakness in our distribution sectors. Evident in the fourth quarter was a significant slowdown in our LeRan Gas products division, which was primarily due to the continuing rising costs of gas. Additionally, our Maintenance USA division experienced slower than anticipated growth as a result of high apartment occupancy levels and lack of tenant turnover. While our revenue has recently returned to planned levels, we do not expect to make up for the revenue weakness that took place in the June 30, 2000 quarter."

Headquartered in Jacksonville, Florida, Barnett is a leading direct marketer and distributor of an extensive line of plumbing, hardware, electrical and security hardware products to approximately 73,000 active customers. The Company markets its products through six distinct comprehensive catalogs supported by a nationwide network of distribution centers and a sophisticated telesales operation.

Wilmar is a broadline distributor and direct marketer of plumbing specialties, electrical, hardware and other products to facilities maintenance markets throughout North America. Through its Wilmar, Sexauer and Trayco marketing units, Wilmar sells to over 90,000 customers from 24 distribution centers in the United States and Canada.



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Parthenon Capital is a Boston-based $350 million private equity firm which assists middle-market companies to attain their Full Potential(TM) by assisting managers to grow revenues and improve profitability. Parthenon Capital has partnered with twelve management teams since Parthenon Investors L.P. began investing in January 1999.

Chase Capital Partners (CCP) is a global private equity partnership with approximately $15 billion under management. CCP has been a leading provider of private equity capital since its inception in 1984 and is a diversified investor with significant interests in most major industries. CCP's primary limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States.

Sterling Investment Partners of Westport, Connecticut is a private equity fund established to provide growth capital for middle-market companies.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Statements on this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. Any statements herein which are not historical facts or which contain the words expect, believe, anticipate, estimate and similar statements shall be deemed to be forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include general economic conditions, changes in customer preferences, competition, changes in business strategy, the management of growth and various other factors as may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which speak only as of today's date. The Company assumes no obligation to update the statements contained herein.